Exhibit 99.2

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The financial and business analysis below provides information which we believe is relevant to an assessment and understanding of our consolidated financial position, results of operations and cash flows. This financial and business analysis should be read in conjunction with the consolidated financial statements and related notes.

The following discussion and certain other sections of this Report contain statements reflecting our views about our future performance and constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipate,” “intend,” “plan,” “believe,” “estimate,” “expect,” “assume,” “seek,” “appear,” “may,” “should,” “will,” “forecast” and similar references to future periods. These views involve risks and uncertainties that are difficult to predict and, accordingly, our actual results may differ materially from the results discussed in such forward-looking statements. We caution you against relying on any of these forward-looking statements. In addition to the various factors included in the “Executive Level Overview,” “Critical Accounting Policies and Estimates” and “Outlook for the Company” sections, our future performance may be affected by our reliance on new home construction and home improvement, our reliance on key customers, the cost and availability of raw materials, shifts in consumer preferences and purchasing practices, our ability to improve our underperforming businesses and our ability to maintain our competitive position in our industries. These and other factors are discussed in detail in Item 1A “Risk Factors” of the previously filed 10-K. Any forward-looking statement made by us speaks only as of the date on which it was made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Unless required by law, we undertake no obligation to update publicly any forward-looking statements as a result of new information, future events or otherwise.

Executive Level Overview

We manufacture, distribute and install home improvement and building products. These products are sold for home improvement and new home construction through mass merchandisers, hardware stores, home centers, homebuilders, distributors and other outlets for consumers and contractors and direct to the consumer.

2012 Results. Net sales were positively affected by increased new home construction and repair and remodel (except for big ticket items) in the U.S., partially offset by slowing economic conditions in Europe and a stronger U.S. dollar. Our results of operations were positively affected by a more favorable relationship between selling prices and commodity costs and most of our businesses were positively affected by the benefits associated with the business rationalizations and cost savings initiatives that we have implemented over the last several years.

Our Cabinets and Related Products segment continues to be negatively affected by continuing competitive market conditions in repair and remodel in the U.S. and softness in Europe. Our Plumbing Products segment results were positively affected by the benefits of increased sales volume of our North American operations partially offset by lower sales volume and a less favorable product mix related to our international operations. The Decorative Architectural Products segment was positively affected by a more favorable relationship between selling prices and commodity costs and lower program costs. The Installation and Other Services segment was positively affected by increased sales volume. The Other Specialty Products segment was positively affected by a more favorable relationship between selling prices and commodity costs, partially offset by the exit of certain geographies. The Other Specialty Products segment was also negatively affected by incremental warranty expenses of $12 million and the impairment of a registered trademark of $42 million.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these financial statements requires us to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of any contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. We regularly review our estimates and assumptions, which are based upon historical experience, as well as current economic conditions and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of certain assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates and assumptions.

We believe that the following critical accounting policies are affected by significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition and Receivables

We recognize revenue as title to products and risk of loss is transferred to customers or when services are rendered. We record revenue for unbilled services performed based upon estimates of material and labor incurred in the Installation and Other Services segment; such amounts are recorded in Receivables. We record estimated reductions to revenue for customer programs and incentive offerings, including special pricing and co-operative advertising arrangements, promotions and other volume-based incentives. We maintain allowances for doubtful accounts receivable for estimated losses resulting from the inability of customers to make required payments. In addition, we monitor our customer receivable balances and the credit worthiness of our customers on an on-going basis. During downturns in our markets, declines in the financial condition and creditworthiness of customers impact the credit risk of the receivables involved and we have incurred bad debt expense related to customer defaults. Our bad debt expense was $14 million, $12 million and $18 million for the years ended December 31, 2012, 2011 and 2010, respectively.

Inventories

We record inventories at the lower of cost or net realizable value, with expense estimates made for obsolescence or unsaleable inventory equal to the difference between the recorded cost of inventories and their estimated market value based upon assumptions about future demand and market conditions. On an on-going basis, we monitor these estimates and record adjustments for differences between estimates and actual experience. Historically, actual results have not significantly deviated from those determined using these estimates.

Financial Investments

We follow accounting guidance that defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements for our financial investments and liabilities. This guidance defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Further, it defines a fair value hierarchy, as follows: Level 1 inputs as quoted prices in active markets for identical assets or liabilities; Level 2 inputs as observable inputs other than Level 1 prices, such as quoted market prices for similar assets or liabilities or other inputs that are observable or can be corroborated by market data; and Level 3 inputs as unobservable inputs that are supported by little or no market activity and that are financial instruments whose value is determined using pricing models or instruments for which the determination of fair value requires significant management judgment or estimation.

If applicable, we record investments in available-for-sale securities at fair value, and unrealized gains or losses (that are deemed to be temporary) are recognized, net of tax effect, through shareholders’ equity, as a component of other comprehensive income in our consolidated balance sheet.

In the past, we have invested excess cash in auction rate securities. Auction rate securities are investment securities that have interest rates which are reset every 7, 28 or 35 days. At December 31, 2012, our investment in auction rate securities was $22 million; we have not increased our investment in auction rate securities since 2007. The fair value of auction rate securities is estimated, on a recurring basis, using a discounted cash flow model (Level 3 input). If we changed the discount rate used in the fair value estimate by 75 basis points, the value of the auction rate securities would change by approximately $1 million.

We have maintained investments in a number of private equity funds, which aggregated $69 million at December 31, 2012. We carry our investments in private equity funds and other private investments at cost. It is not practicable for us to estimate a fair value for private equity funds and other private investments because there are no quoted market prices, and sufficient information is not readily available for us to utilize a valuation model to determine the fair value for each fund. These investments are evaluated, on a non-recurring basis, for potential other-than-temporary impairment when impairment indicators are present, or when an event or change in circumstances has occurred, that may have a significant adverse effect on the fair value of the investment. Due to the significant unobservable inputs, the fair value measurements used to evaluate impairment are a Level 3 input.

Impairment indicators we consider include the following: whether there has been a significant deterioration in earnings performance, asset quality or business prospects; a significant adverse change in the regulatory, economic or technological environment; a significant adverse change in the general market condition or geographic area in which the investment operates; industry and sector performance; current equity and credit market conditions; and any bona fide offers to purchase the investment for less than the carrying value. We also consider specific adverse conditions related to the financial health of and business outlook for the fund, including industry and sector performance. The significant assumptions utilized in analyzing a fund for potential other-than-temporary impairment include current economic conditions, market analysis for specific funds and performance indicators in residential and commercial construction, bio-technology, health care and information technology sectors in which the applicable funds’ investments operate.

At December 31, 2012, we have investments in 15 venture capital funds, with an aggregate carrying value of $16 million. The venture capital funds invest in start-up or smaller, early-stage established businesses, principally in the information technology, bio-technology and health care sectors. At December 31, 2012, we also have investments in 21 buyout funds, with an aggregate carrying value of $53 million. The buyout funds invest in later-stage, established businesses and no buyout fund has a concentration in a particular sector.

Since there is no active trading market for these investments, they are for the most part illiquid. These investments, by their nature, can also have a relatively higher degree of business risk, including financial leverage, than other financial investments. The timing of distributions from the funds, which depends on particular events related to the underlying investments, as well as the funds’ schedules for making distributions and their needs for cash, can be difficult to predict. As a result, the amount of income we record from these investments can vary substantially from quarter to quarter. Future changes in market conditions, the future performance of the underlying investments or new information provided by private equity fund managers could affect the recorded values of these investments and the amounts realized upon liquidation.

We record an impairment charge to earnings when an investment has experienced a decline in fair value that is deemed to be other-than-temporary.

Goodwill and Other Intangible Assets

We record the excess of purchase cost over the fair value of net tangible assets of acquired companies as goodwill or other identifiable intangible assets. In the fourth quarter of each year, or as events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount, we complete the impairment testing of goodwill utilizing a discounted cash flow method. We selected the discounted cash flow methodology because we believe that it is comparable to what would be used by other market participants. We have defined our reporting units and completed the impairment testing of goodwill at the operating segment level, as defined by accounting guidance. Our operating segments are reporting units that engage in business activities for which discrete financial information, including five-year forecasts, is available.

Determining market values using a discounted cash flow method requires us to make significant estimates and assumptions, including long-term projections of cash flows, market conditions and appropriate discount rates. Our judgments are based upon historical experience, current market trends, consultations with external valuation specialists and other information. While we believe that the estimates and assumptions underlying the valuation methodology are reasonable, different estimates and assumptions could result in different outcomes. In estimating future cash flows, we rely on internally generated five-year forecasts for sales and operating profits, including capital expenditures, and generally a one to three percent long-term assumed annual growth rate of cash flows for periods after the five-year forecast. We generally develop these forecasts based upon, among other things, recent sales data for existing products, planned timing of new product launches, estimated housing starts and estimated repair and remodel activity.

In 2012, we utilized estimated housing starts, from independent industry sources, growing from current levels to 1.5 million units in 2017 (terminal growth year) and operating profit margins improving to approximate historical levels for those business units by 2017 (terminal growth year). We utilize our weighted average cost of capital of approximately 9.5 percent as the basis to determine the discount rate to apply to the estimated future cash flows. In 2012, due to market conditions and based upon our assessment of the risks impacting each of our businesses, we applied a risk premium to increase the discount rate to a range of 11 percent to 13 percent for most of our reporting units.

In the fourth quarter of 2012, we estimated that future discounted cash flows projected for all of our reporting units were greater than the carrying values. Any increases in estimated discounted cash flows would have no effect on the reported value of goodwill.

If the carrying amount of a reporting unit exceeds its fair value, we measure the possible goodwill impairment based upon an allocation of the estimate of fair value of the reporting unit to all of the underlying assets and liabilities of the reporting unit, including any previously unrecognized intangible assets (Step Two Analysis). The excess of the fair value of a reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill. An impairment loss is recognized to the extent that a reporting unit’s recorded goodwill exceeds the implied fair value of goodwill.

In 2012, we did not recognize any non-cash, pre-tax impairment charges for goodwill.

A ten percent decrease in the estimated fair value of our reporting units at December 31, 2012 would not have resulted in any additional analysis of goodwill impairment for any additional business unit.

We review our other indefinite-lived intangible assets for impairment annually, in the fourth quarter, or as events occur or circumstances change that indicate the assets may be impaired without regard to the reporting unit. We consider the implications of both external (e.g., market growth, competition and local economic conditions) and internal (e.g., product sales and expected product growth) factors and their potential impact on cash flows related to the intangible asset in both the near- and long-term. In 2012, we recognized non-cash, pre-tax impairment charges for other indefinite-lived intangible assets of $42 million ($27 million, after tax) attributable to our Other Specialty Products segment.

Intangible assets with finite useful lives are amortized using the straight-line method over their estimated useful lives. We evaluate the remaining useful lives of amortizable identifiable intangible assets at each reporting period to determine whether events and circumstances warrant a revision to the remaining periods of amortization.

Stock-Based Compensation

Our 2005 Plan provides for the issuance of stock-based incentives in various forms to employees and non-employee Directors. At December 31, 2012, outstanding stock-based incentives were in the form of long-term stock awards, stock options, phantom stock awards and stock appreciation rights.

Long-Term Stock Awards

We grant long-term stock awards to key employees and non-employee Directors and do not cause net share dilution inasmuch as we generally continue the practice of repurchasing and retiring an equal number of shares on the open market. We measure compensation expense for stock awards at the market price of our common stock at the grant date. There was $72 million (8 million common shares) of total unrecognized compensation expense related to unvested stock awards at December 31, 2012, which was included as a reduction of common stock and paid-in capital. Effective January 1, 2010, the vesting period for stock awards awarded after January 1, 2010 is five years. For stock awards granted prior to January 1, 2006, we recognize this expense over the vesting period of the stock awards, typically five to ten years, or for executive grantees that are, or will become, retirement-eligible during the vesting period, we recognize the expense over five years or immediately upon a grantee’s retirement. Effective January 1, 2006, we recognize this expense ratably over the shorter of the vesting period of the stock awards, typically five to ten years (except for stock awards held by grantees age 66 or older, which vest over five years), or the length of time until the grantee becomes retirement-eligible at age 65. Pre-tax compensation expense for the annual vesting of long-term stock awards was $35 million for 2012.

Stock Options

We grant stock options to key employees. The exercise price equals the market price of our common stock at the grant date. These options generally become exercisable (vest ratably) over five years beginning on the first anniversary from the date of grant and expire no later than ten years after the grant date.

We measure compensation expense for stock options using a Black-Scholes option pricing model. We recognize this compensation expense ratably over the shorter of the vesting period of the stock options, typically five years, or the length of time until the grantee becomes retirement-eligible at age 65. Pre-tax compensation expense for stock options was $15 million for 2012.

We estimated the fair value of stock options at the grant date using a Black-Scholes option pricing model with the following assumptions for 2012: risk-free interest rate – 1.09%, dividend yield – 2.57%, volatility factor – 50.97% and expected option life – six years. For expense calculation purposes, the weighted average grant-date fair value of option shares granted in 2012 was $4.44 per option share.

If we increased our assumptions for the risk-free interest rate and the volatility factor by 50 percent, the expense related to the fair value of stock options granted in 2012 would increase by 44 percent. If we lowered our assumptions for the risk-free interest rate and the volatility factor by 50 percent, the expense related to the fair value of stock options granted in 2012 would decrease by 55 percent.

Employee Retirement Plans

Effective January 1, 2010, we froze all future benefit accruals under substantially all of our domestic qualified and non-qualified defined-benefit pension plans. As a result of this action, the liabilities for these plans were remeasured; in addition, certain assumptions appropriate for on-going plans (e.g., turnover, mortality and compensation increases) have been modified or eliminated for the remeasurement.

Accounting for defined-benefit pension plans involves estimating the cost of benefits to be provided in the future, based upon vested years of service, and attributing those costs over the time period each employee works. We develop our pension costs and obligations from actuarial valuations. Inherent in these valuations are key assumptions regarding inflation, expected return on plan assets, mortality rates and discount rates for obligations and expenses. We consider current market conditions, including changes in interest rates, in selecting these assumptions. Changes in assumptions used could result in changes to reported pension costs and obligations within our consolidated financial statements.

In December 2012, we decreased our discount rate for obligations to an average of 3.80 percent from 4.40 percent. The discount rate for obligations is based upon the expected duration of each defined-benefit pension plan’s liabilities matched to the December 31, 2012 Towers Watson Rate Link curve. The discount rates we use for our defined-benefit pension plans ranged from 1.75 percent to 4.50 percent, with the most significant portion of the liabilities having a discount rate for obligations of 3.40 percent or higher. The assumed asset return was primarily 7.25 percent, reflecting the expected long-term return on plan assets.

Our net underfunded amount for our qualified defined-benefit pension plans, which is the difference between the projected benefit obligation and plan assets, increased to $462 million at December 31, 2012 from $439 million at December 31, 2011, primarily due to lower rates of return in the bond market in 2012. In accordance with accounting guidance, the underfunded amount has been recognized on our consolidated balance sheets at December 31, 2012 and 2011. Qualified domestic pension plan assets in 2012 had a net gain of approximately 17 percent compared to average gains of 13 percent for the Investor Force Defined Benefit Plan universe.

Our projected benefit obligation for our unfunded non-qualified defined-benefit pension plans was $181 million at December 31, 2012 compared with $174 million at December 31, 2011. In accordance with accounting guidance, this unfunded amount has been recognized on our consolidated balance sheets at December 31, 2012 and 2011.

At December 31, 2012, we reported a net liability of $643 million, of which $181 million was related to our non-qualified, supplemental retirement plans, which are not subject to the funding requirements of the Pension Protection Act of 2006. In accordance with the Pension Protection Act, the Adjusted Funding Target Attainment Percentage (“AFTAP”) for the various defined-benefit pension plans ranges from 71 percent to 84 percent.

We expect pension expense for our qualified defined-benefit pension plans to be $23 million in 2013 compared with $27 million in 2012. If we assumed that the future return on plan assets was one-half percent lower than the assumed asset return and the discount rate decreased by 50 basis points, the 2013 pension expense would increase by $4 million. We expect pension expense for our non-qualified defined-benefit pension plans to be $8 million in 2013 compared with $9 million in 2012.

We anticipate that we will be required to contribute approximately $50 million to $60 million in 2013 to our qualified and non-qualified defined-benefit plans.

Income Taxes

The accounting guidance for income taxes requires that the future realization of deferred tax assets depends on the existence of sufficient taxable income in future periods. Possible sources of taxable income include taxable income in carryback periods, the future reversal of existing taxable temporary differences recorded as a deferred tax liability, tax-planning strategies that generate future income or gains in excess of anticipated losses in the carryforward period and projected future taxable income.

If, based upon all available evidence, both positive and negative, it is more likely than not (more than 50 percent likely) such deferred tax assets will not be realized, a valuation allowance is recorded. Significant weight is given to positive and negative evidence that is objectively verifiable. A company’s three-year cumulative loss position is significant negative evidence in considering whether deferred tax assets are realizable and the accounting guidance restricts the amount of reliance we can place on projected taxable income to support the recovery of the deferred tax assets.

In the fourth quarter of 2010, we recorded a $372 million valuation allowance against our U.S. Federal deferred tax assets as a non-cash charge to income tax expense. In reaching this conclusion, we considered the weaker retail sales of certain of our building products and the slower than anticipated recovery in the U.S. housing market which led to U.S. operating losses and significant U.S. goodwill impairment charges, that primarily occurred in the fourth quarter of 2010, causing us to be in a three-year cumulative U.S. loss position.

During 2012 and 2011, objective and verifiable negative evidence, such as U.S. operating losses and significant impairment charges for U.S. goodwill in 2011 and other intangible assets, continued to outweigh positive evidence necessary to reduce the valuation allowance. As a result, we recorded increases of $65 million and $89 million in the valuation allowance related to our U.S. Federal deferred tax assets as a non-cash charge to income tax expense in 2012 and 2011, respectively.

Recording the valuation allowance does not restrict our ability to utilize the future deductions and net operating losses associated with the deferred tax assets assuming taxable income is recognized in future periods.

A rebound in the U.S. housing market from the recent historic lows and retail sales of building products improving from their current levels should have a positive impact on our operating results in the U.S. A return to sustained profitability in the U.S. should result in objective positive evidence thereby warranting the potential reversal of all or a portion of the valuation allowance.

The $203 million and $156 million of deferred tax assets at December 31, 2012 and 2011, respectively, for which there is no valuation allowance recorded, are anticipated to be realized through the future reversal of existing taxable temporary differences recorded as deferred tax liabilities.

Should we determine that we would not be able to realize our remaining deferred tax assets in the future, an adjustment to the valuation allowance would be recorded in the period such determination is made. The need to maintain a valuation allowance against deferred tax assets may cause greater volatility in our effective tax rate.

The current accounting guidance allows the recognition of only those income tax positions that have a greater than 50 percent likelihood of being sustained upon examination by the taxing authorities. We believe that there is an increased potential for volatility in our effective tax rate because this threshold allows changes in the income tax environment and the inherent complexities of income tax law in a substantial number of jurisdictions to affect the computation of our liability for uncertain tax positions to a greater extent.

While we believe we have adequately provided for our uncertain tax positions, amounts asserted by taxing authorities could vary from our liability for uncertain tax positions. Accordingly, additional provisions for tax-related matters, including interest and penalties, could be recorded in income tax expense in the period revised estimates are made or the underlying matters are settled or otherwise resolved.

Other Commitments and Contingencies

Warranty. At the time of sale, we accrue a warranty liability for the estimated cost to provide products, parts or services to repair or replace products in satisfaction of warranty obligations. Our estimate of costs to service our warranty obligations is based upon the information available and includes a number of factors such as the warranty coverage, the warranty period, historical experience specific to the nature, frequency and average cost to service the claim, along with product manufacturing metrics and industry and demographic trends.

Certain factors and related assumptions in determining our warranty liability involve judgments and estimates and are sensitive to changes in the aforementioned factors. We believe that the warranty accrual is appropriate; however, actual claims incurred could differ from the original estimates thereby requiring adjustments to previously established accruals.

A majority of our business is at the consumer retail level through home centers and major retailers. A consumer may return a product to a retail outlet that is a warranty return. However, certain retail outlets do not distinguish between warranty and other types of returns when they claim a return deduction from us. Our revenue recognition policy takes into account this type of return when recognizing revenue, and deductions are recorded at the time of sale.

We are subject to lawsuits and pending or asserted claims in the ordinary course of our business. Liabilities and costs associated with these matters require estimates and judgments based upon our professional knowledge and experience and that of our legal counsel. When estimates of our exposure for lawsuits and pending or asserted claims meet the criteria for recognition under accounting guidance, amounts are recorded as charges to earnings. The ultimate resolution of these exposures may differ due to subsequent developments. See Note T to our consolidated financial statements for information regarding certain of our legal proceedings.

Corporate Development Strategy

Our current business strategy includes the rationalization of our business units, including consolidations, and increasing synergies among our business units. Going forward, we expect to maintain a balanced growth strategy with emphasis on cash flow, organic growth with fewer acquisitions and growth through new product development and greenfield locations related to certain Installation and Other Services businesses.

As part of our strategic planning, we continue to review all of our businesses to determine which businesses may not be core to our long-term growth strategy. As a result, during 2012, we sold several business units in the Installation and Other Services segment. These businesses were related to commercial drywall installation, millwork and framing; accordingly, we accounted for these businesses as discontinued operations in 2012 and 2011.

In early February 2013, the Company determined that its Danish ready-to-assemble cabinet business was no longer core to its long-term growth strategy and, accordingly the Company embarked on a plan for disposition. The disposition is expected to be completed within the next 12 months.

See Note B to the consolidated financial statements for more information.

Liquidity and Capital Resources

Historically, we have largely funded our growth through cash provided by our operations, long-term bank debt and the issuance of notes in the financial markets, and by the issuance of our common stock, including issuances for certain mergers and acquisitions.

Maintaining high levels of liquidity and focusing on cash generation are among our financial strategies; as a result, we have cash of approximately $1.4 billion at December 31, 2012. Our total debt as a percent of total capitalization was 87 percent and 84 percent at December 31, 2012 and 2011, respectively.

We maintain a Credit Agreement (the “Credit Agreement”) with a bank group, with an aggregate commitment of $1.25 billion and a maturity date of January 10, 2014. The Credit Agreement provides for an unsecured revolving credit facility available to us and one of our foreign subsidiaries, in U.S. dollars, European euros and certain other currencies.

We have entered into two amendments of the Credit Agreement. The amendments provided for the add-back to shareholders’ equity in our debt to capitalization covenant of certain non-cash charges, changes to the valuation allowance on our deferred tax assets included in income tax expense, and certain future non-cash charges. The second amendment also revised the permitted ratio of consolidated EBITDA to the consolidated interest expense to 2.25 to 1.00 through December 31, 2012, increasing to 2.50 to 1.00 with respect to each quarter thereafter.

At December 31, 2012, we had additional borrowing capacity, subject to availability, of up to $873 million. Alternatively, at December 31, 2012, we could absorb a reduction to shareholders’ equity of approximately $470 million and remain in compliance with the debt to total capitalization covenant. We were in compliance with all Credit Agreement covenants and we had no borrowings under the Credit Agreement at December 31, 2012.

On March 5, 2012, we issued $400 million of 5.95% Notes due March 15, 2022 (“the Notes”). Including the interest rate swap amortization, the effective interest rate for the Notes is approximately 6.5%. The Notes are senior indebtedness and are redeemable at the Company’s option.

In January 2012, we repurchased $46 million of 5.875% Notes due July 15, 2012 in open-market transactions; we paid a premium of $1 million for the repurchase. In July 2012, we retired all of our $745 million of 5.875% Notes on the scheduled retirement date.

We had cash and cash investments of approximately $1.4 billion at December 31, 2012. Our cash and cash investments consist of overnight interest bearing money market demand and time deposit accounts, money market mutual funds containing government securities and treasury obligations. While we attempt to diversify these investments in a prudent manner to minimize risk, it is possible that future changes in the financial markets could affect the security or availability of these investments.

Of the $1.4 billion and the $1.7 billion of cash and cash investments we held at December 31, 2012 and 2011, respectively, $572 million and $551 million, respectively, is held in our foreign subsidiaries. If these funds were needed for our operations in the U.S., their repatriation into the U.S. may result in additional U.S. income taxes or foreign withholding taxes. The amount of such taxes is dependent on the income tax laws and circumstances at the time of distribution.

We have maintained investments in available-for-sale and marketable securities and a number of private equity funds, principally as part of our tax planning strategies, as any gains enhance the utilization of any current and future capital tax losses. We determined that the longer maturity of private equity funds would be advantageous and complement our investment in more liquid available-for-sale and marketable securities to balance risk. Since we have significantly reduced our capital tax losses in part by generating capital gains from investments and other sources, we have and will continue to reduce our investments in long-term financial assets.

We utilize derivative and hedging instruments to manage our exposure to currency fluctuations, primarily related to the European euro and the U.S. dollar; commodity cost fluctuations, primarily zinc and copper; and interest rate fluctuations, primarily related to debt issuances. We review our hedging program, derivative positions and overall risk management on a regular basis.

During 2012, we paid quarterly dividends of $.075 per common share.

Our working capital ratio was 1.7 to 1 and 1.5 to 1 at December 31, 2012 and 2011, respectively. The increase in the working capital ratio is primarily due to the payment of $791 million of 5.875% Notes in July 2012, which were included in current liabilities at December 31, 2011, partially offset by the short-term classification of $200 million Notes due August 2013.

Cash Flows

Significant sources and (uses) of cash in the past three years are summarized as follows, in millions:

	2012	2011	2010
Net cash from operating activities	$281	$239	$465
Retirement of notes	(791)	(58)	(359)
Issuance of notes, net of issuance costs	396	—	494
Payment for settlement of swaps	(25)	—	—
Proceeds from disposition of:
Businesses, net of cash disposed	9	—	—
Property and equipment	67	24	18
Proceeds from financial investments, net	40	94	42
Tax benefit from stock-based compensation	—	—	4
Cash dividends paid	(107)	(107)	(108)
Capital expenditures	(119)	(151)	(137)
Purchase of Company common stock	(8)	(30)	(45)
Decrease in debt, net	(1)	(5)	(2)
Dividends paid to noncontrolling interest	(40)	(18)	(15)
Acquisition of businesses, net of cash acquired	—	(10)	—
Effect of exchange rates on cash and cash investments	17	(18)	(14)
Other, net	(24)	(19)	(41)

Cash (decrease) increase	$(305)	$(59)	$302

Our cash and cash investments decreased $305 million to $1,351 million at December 31, 2012, from $1,656 million at December 31, 2011.

Net cash provided by operations of $281 million consisted primarily of net (loss) adjusted for non-cash and certain other items, including depreciation and amortization expense of $214 million, a $42 million charge for the impairment of other intangible assets, a $50 million net change in deferred taxes and other non-cash items, including stock-based compensation expense and amortization expense related to in-store displays.

We continue to emphasize balance sheet management, including working capital management and cash flow generation. Days sales in accounts receivable were 47 days at both December 31, 2012 and 2011, and days sales in inventories were 52 days at both December 31, 2012 and 2011. Accounts payable days were 66 days at December 31, 2012 and 63 days at December 31, 2011; the increase in payable days is due to our improved management of accounts payable. Working capital (defined as accounts receivable and inventories less accounts payable) as a percent of sales was 11.6 percent at December 31, 2012 and 11.9 percent at December 31, 2011.

Net cash used for financing activities was $576 million, primarily due to the retirement of $791 million of 5.875% Notes due July 15, 2012, $107 million for cash dividends paid, $25 million for the settlement of interest rate swaps and $8 million for the acquisition of our common stock to generally offset the dilutive impact of long-term stock awards granted in 2012, partially offset by the issuance of Notes for $396 million, net of issuance costs.

At December 31, 2012, we had remaining authorization from our Board of Directors to repurchase up to an additional 24 million shares of our common stock in open-market transactions or otherwise. We believe that our present cash balance and cash flows from operations are sufficient to fund our near-term working capital and other investment needs. We believe that our longer-term working capital and other general corporate requirements will be satisfied through cash flows from operations and, to the extent necessary, from bank borrowings and future financial market activities. Consistent with past practice, we anticipate repurchasing shares in 2013 to offset any dilution from long-term stock awards granted or stock options exercised as part of our compensation programs.

Net cash used for investing activities was $27 million, and included $119 million for capital expenditures. Cash provided by investing activities included primarily $67 million of net proceeds from the disposition of property and equipment and $40 million from the net sale of financial investments.

We invest in automating our manufacturing operations to increase our productivity, improve customer service and support new product innovation. Capital expenditures for 2012 were $119 million, compared with $151 million for 2011 and $137 million for 2010; for 2013, capital expenditures, excluding any potential 2013 acquisitions, are expected to be approximately $165 million. Depreciation and amortization expense for 2012 totaled $214 million, compared with $263 million for 2011 and $279 million for 2010; for 2013, depreciation and amortization expense, excluding any potential 2013 acquisitions, is expected to be approximately $210 million. Amortization expense totaled $12 million, $17 million and $18 million in 2012, 2011 and 2010, respectively.

Costs of environmental responsibilities and compliance with existing environmental laws and regulations have not had, nor do we expect them to have, a material effect on our capital expenditures, financial position or results of operations.

Consolidated Results of Operations

We report our financial results in accordance with GAAP in the United States. However, we believe that certain non-GAAP performance measures and ratios, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP performance measures and ratios should be viewed in addition to, and not as an alternative for, our reported results.

Sales and Operations

Net sales for 2012 were $7.5 billion, which increased five percent compared with 2011. Excluding results from acquisitions and the negative effect of currency translation, net sales increased six percent compared with 2011. The following table reconciles reported net sales to net sales excluding acquisitions and the effect of currency translation, in millions:

	Twelve Months Ended December 31
	2012	2011
Net sales, as reported	$7,495	$7,170
- Acquisitions	(16)	—

Net sales, excluding acquisitions	7,479	7,170
- Currency translation	99	—

Net sales, excluding acquisitions and the effect of currency	$7,578	$7,170

Net sales for 2012 were positively affected by increased sales volume of installed products, North American plumbing products, paints and stains, builders’ hardware and windows, which, in aggregate, increased sales by approximately four percent compared to 2011. Net sales for 2012 were also positively affected by selling price increases, which increased sales by approximately three percent. Net sales for 2012 were negatively affected by the planned exit of certain cabinet and window product lines in certain geographic areas. A stronger U.S. dollar decreased sales by one percent compared to 2011.

Net sales for 2011 were adversely affected by lower sales volume of installed products, cabinets, paints and stains, builders’ hardware and windows, which, in aggregate, reduced sales by approximately three percent compared to 2010. Net sales for 2011 were also adversely affected by the planned exit of certain cabinet product lines, which reduced sales by approximately two percent compared to 2010. Such declines were partially offset by selling price increases, primarily related to plumbing products and paints and stains, which increased sales by approximately three percent. A weaker U.S. dollar increased sales by one percent compared to 2010.

Our gross profit margins were 26.1 percent, 24.9 percent and 25.1 percent in 2012, 2011 and 2010, respectively. The 2012 gross profit margin reflects a more favorable relationship between selling prices and commodity costs as well as increased sales volume. The decrease in the 2011 gross profit margin reflects lower sales volume and a less favorable relationship between selling prices and commodity costs. Both 2012 and 2011 reflect the benefits associated with business rationalizations and other cost savings initiatives.

Selling, general and administrative expenses as a percent of sales were 20.5 percent in 2012 compared with 21.5 percent in 2011 and 21.9 percent in 2010. Selling, general and administrative expenses as a percent of sales in 2012 reflect increased sales volume and lower business rationalization costs. Selling, general and administrative expenses as a percent of sales in 2011 reflect increased expenses related to growth initiatives, offset by lower business rationalization expenses. Both 2012 and 2011 reflect the benefits associated with our business rationalizations and other cost savings initiatives.

Operating profit (loss) in 2012, 2011 and 2010 includes $75 million, $111 million and $207 million, respectively, of costs and charges related to business rationalizations and other cost savings initiatives. Operating profit (loss) in 2012, 2011 and 2010 includes $42 million, $450 million and $698 million, respectively, of impairment charges for goodwill and other intangible assets. Operating profit (loss) in 2012 and 2011 includes $77 million and $9 million, respectively, of net charges for litigation settlements. Operating profit (loss) in 2012 includes $8 million of net gains related to fixed asset sales. Operating profit (loss) margins, as reported, were 4.0 percent, (3.0) percent and (6.5) percent in 2012, 2011 and 2010, respectively. Operating profit margins, excluding the items above, were 6.5 percent, 5.0 percent and 6.1 percent in 2012, 2011 and 2010, respectively.

Operating margins in 2012 were positively affected by a more favorable relationship between selling prices and commodity costs, increased sales volume and the benefits associated with business rationalizations and other cost savings initiatives.

Operating margins in 2011 were negatively affected by a less favorable relationship between selling prices and commodity costs, a less favorable product mix and increased expenses related to growth initiatives. Such decreases more than offset lower business rationalization costs and the benefits associated with such expenses.

Other Income (Expense), Net

Other, net, for 2012 included gains of $24 million from financial investments, net. During 2012, we recognized non-cash, pre-tax impairment charges aggregating $2 million for an investment in a private equity fund. Other, net, for 2012 also included realized foreign currency losses of $2 million and other miscellaneous items.

During 2011, we recognized gains of $41 million related to the sale of TriMas common stock. We also recognized gains of $32 million related to distributions from private equity funds.

Other, net, for 2011 also included realized foreign currency losses of $5 million and other miscellaneous items.

During 2010, we recognized non-cash, pre-tax impairment charges aggregating $34 million related to financial investments ($28 million related to Asahi Tec preferred stock and $6 million related to private equity funds and other private investments).

Other, net, for 2010 included $9 million of income from financial investments, net. Other, net, for 2010 also included realized foreign currency losses of $3 million and other miscellaneous items.

Interest expense was $254 million, $254 million and $251 million in 2012, 2011 and 2010, respectively.

(Loss) Income and (Loss) Earnings Per Common Share from Continuing Operations (Attributable to Masco Corporation)

(Loss) and diluted (loss) per common share from continuing operations for 2012 were $(53) million and $(.16) per common share, respectively. (Loss) and diluted (loss) per common share from continuing operations for 2011 were $(394) million and $(1.14) per common share, respectively. (Loss) and diluted (loss) per common share from continuing operations for 2010 were $(1,027) million and $(2.95) per common share, respectively. (Loss) from continuing operations for 2012 included non-cash, pre-tax impairment charges for other intangible assets of $42 million ($27 million or $.08 per common share, after tax). (Loss) from continuing operations for 2011 included non-cash, pre-tax impairment charges for goodwill and other intangible assets of $450 million ($291 million or $.84 per common share, after tax). (Loss) from continuing operations for 2010 included non-cash, pre-tax impairment charges for goodwill and other intangible assets of $698 million ($586 million or $1.68 per common share, after tax).

Our effective tax rate for the loss from continuing operations was a 125 percent tax expense, a 10 percent tax benefit, and a 32 percent tax expense in 2012, 2011 and 2010, respectively. Compared to our normalized effective tax rate of 36 percent, the variance in the effective tax rate in 2012, 2011 and 2010 is due primarily to changes in the U.S. Federal valuation allowance, reversal of an accrual for uncertain tax positions and intangible asset impairment charges providing no tax benefit.

Outlook for the Company

We continue to make progress on our strategic initiatives, which include expanding our product leadership positions, reducing our costs, improving our Installation and Cabinet segments and strengthening our balance sheet. We believe these initiatives, coupled with the actions we have taken over the past several years, should position us for improved results in 2013, and continue to believe that we will outperform as new home construction and repair and remodel recover.

We believe and are confident that the long-term fundamentals for new home construction and home improvement activity continue to be positive. We believe that our strong financial position, together with our current strategy of investing in leadership brands, including KRAFTMAID and MERILLAT cabinets, DELTA and HANSGROHE faucets, BEHR paint and MILGARD windows, our continued focus on innovation and our commitment to lean principles, will allow us to drive long-term growth and create value for our shareholders.

Business Segment and Geographic Area Results

The following table sets forth our net sales and operating profit (loss) information by business segment and geographic area, dollars in millions.

					Percent Change
		2012	2011	2010	2012 vs. 2011	2011 vs. 2010
Net Sales:
Cabinets and Related Products		$939	$934	$1,161	1%	(20%)
Plumbing Products		2,955	2,913	2,692	1%	8%
Installation and Other Services		1,209	1,077	1,041	12%	3%
Decorative Architectural Products		1,818	1,670	1,693	9%	(1%)
Other Specialty Products		574	576	596	—%	(3%)

Total		$7,495	$7,170	$7,183	5%	—%

North America		$6,046	$5,669	$5,823	7%	(3%)
International, principally Europe		1,449	1,501	1,360	(3%)	10%

Total		$7,495	$7,170	$7,183	5%	—%

	2012	2012(B)	2011	2011(B)	2010	2010(B)
Operating Profit (Loss): (A)
Cabinets and Related Products	$(89)	$(89)	$(126)	$(126)	$(253)	$(253)
Plumbing Products	307	307	322	323	331	332
Installation and Other Services	(19)	(19)	(79)	(79)	(798)	(101)
Decorative Architectural Products	329	329	196	271	345	345
Other Specialty Products	(31)	11	(401)	(27)	19	19

Total	$497	$539	$(88)	$362	$(356)	$342

North America	$360	$402	$(259)	$191	$(507)	$191
International, principally Europe	137	137	171	171	151	151

Total	497	539	(88)	362	(356)	342
General corporate expense, net	(126)	(126)	(118)	(118)	(110)	(110)
Charge for litigation settlements, net	(77)	(77)	(9)	(9)	—	—
Gain from sales of fixed assets, net	8	8	—	—	—	—

Total operating profit (loss)	$302	$344	$(215)	$235	$(466)	$232

	2012	2012(B)	2011	2011(B)	2010	2010(B)
Operating Profit (Loss) Margin: (A)
Cabinets and Related Products	(9.5%)	(9.5%)	(13.5%)	(13.5%)	(21.8%)	(21.8%)
Plumbing Products	10.4%	10.4%	11.1%	11.1%	12.3%	12.3%
Installation and Other Services	(1.6%)	(1.6%)	(7.3%)	(7.3%)	(76.7%)	(9.7%)
Decorative Architectural Products	18.1%	18.1%	11.7%	16.2%	20.4%	20.4%
Other Specialty Products	(5.4%)	1.9%	(69.6%)	(4.7%)	3.2%	3.2%
North America	6.0%	6.6%	(4.6%)	3.4%	(8.7%)	3.3%
International, principally Europe	9.5%	9.5%	11.4%	11.4%	11.1%	11.1%
Total	6.6%	7.2%	(1.2%)	5.0%	(5.0%)	4.8%
Total operating profit (loss) margin, as reported	4.0%	N/A	(3.0%)	N/A	(6.5%)	N/A

(A)	Before general corporate expense, net, gain from sales of fixed assets, net and charge for litigation settlements, net; see Note O to the consolidated financial statements.
(B)	Excluding impairment charges for goodwill and other intangible assets. The 2012 impairment charge for other intangible assets was as follows: Other Specialty Products—$42 million. The 2011 impairment charges for goodwill and other intangible assets were as follows: Plumbing Products—$1 million; Decorative Architectural Products—$75 million; and Other Specialty Products—$374 million. The 2010 impairment charges for goodwill and other intangible assets were as follows: Plumbing Products—$1 million; and Installation and Other Services—$697 million.

Business Segment Results Discussion

Changes in operating profit margins in the following Business Segment and Geographic Area Results discussion exclude general corporate expense, net, charge for litigation settlements, net, gain from sales of fixed assets, net, and impairment charges for goodwill and other intangible assets in 2012, 2011 and 2010.

Business Rationalizations and Other Initiatives

Over the past several years, we have been focused on the strategic rationalization of our businesses, including business consolidations, plant closures, headcount reductions, system implementations and other cost savings initiatives. For the years ended December 31, 2012, 2011 and 2010, we incurred net pre-tax costs and charges related to these initiatives of $75 million, $111 million and $207 million, respectively.

During 2012, our North American cabinet business continued to incur costs and charges of $33 million related to the closure of its countertop manufacturing facility (as a result of our strategic change to a sourcing model for countertops), the closure of a cabinet components facility and additional headcount reductions. Our Plumbing Products segment incurred costs of $25 million related to a plant closure and severance in our bathing systems business in North America and a plant closure and severance in Spain. We also incurred $14 million in costs related to severance actions at our corporate office. Finally, we incurred $3 million of costs and charges across our business units related to other cost savings initiatives.

During 2011, our North American cabinet business continued to incur costs and charges of $24 million related to the exit of its ready-to-assemble product line and $6 million related to the integration of its facilities. Our Installation and Other Services segment incurred costs and charges of $4 million related to the closure of several locations and further headcount reductions. Our builders’ hardware business in the Decorative Architectural Products segment incurred costs and charges of $9 million related to the exit of a product line. Our North American window manufacturer incurred costs and charges of $30 million related to the closure of several manufacturing facilities.

In 2010, we took several actions within the Cabinets and Related Products segment to rationalize our North American manufacturers, including closing plants, exiting product lines and integrating our Builder and Retail Cabinet Groups. We incurred costs and charges of $171 million in 2010 related to these actions.

In the fourth quarter of 2011, we decided to dispose of several non-core businesses in the Installation and Other Services segment. These businesses were related to commercial drywall installation, millwork and framing, and were classified as discontinued operations for all periods. During 2012, we sold all of these businesses, for net proceeds of $7 million.

Based on current plans, we anticipate costs and charges related to our business rationalizations and other initiatives to approximate $40 million in 2013. We continue to evaluate our businesses and may implement additional rationalization programs based on changes in our markets which could result in further costs and charges.

In early February 2013, we determined that our Danish ready-to-assemble cabinet business was no longer core to our long-term growth strategy and, accordingly we embarked on a plan for disposition. This business unit had 2012 sales of approximately $250 million and an operating loss of approximately $30 million. The disposition is expected to be completed within the next 12 months.

Cabinets and Related Products

Sales

Net sales of Cabinets and Related Products increased primarily due to increased sales volume of North American operations and by increased selling prices, which increased sales by one percent compared to 2011.

Net sales in this segment decreased in 2011 primarily due to lower sales volumes of North American cabinets, which reduced sales by approximately six percent compared to 2010. Sales in this segment in 2011 were also negatively affected by the planned exit of North American ready-to-assemble and other non-core in-stock assembled cabinet product lines, particle board and door product lines, which reduced sales by approximately 14 percent compared to 2010. Sales were also negatively affected by lower sales volume of international cabinets, which reduced sales in this segment by approximately one percent compared to 2010.

Net sales in this segment in 2010 were negatively affected by lower sales volumes of North American and international cabinets and the planned exit of ready-to-assemble and other non-core in-stock assembled cabinet product lines, particle board and door product lines.

Operating Results

Operating margins in the Cabinets and Related Products segment in 2012 were positively affected by lower business rationalization expenses and the benefits associated with such expenses incurred in prior years.

Operating margins in this segment in 2011 were positively affected by lower business rationalization expenses and the benefits associated with such expenses, including benefits related to the integration of the North American cabinet businesses. Such increases were partially offset by a less favorable relationship between selling prices and commodity costs, aggressive promotional activity and lower sales volume and the related under-absorption of fixed costs.

Operating margins in this segment in 2010 were negatively affected by lower sales volume and the related under-absorption of fixed costs, which reduced operating profit margins by approximately three percentage points. Operating profit margins in this segment in 2010 were also negatively affected by increased business rationalization expenses and a less favorable relationship between selling prices and commodity costs; such decreases more than offset the benefits associated with business rationalizations and other cost savings initiatives.

Plumbing Products

Sales

Net sales of Plumbing Products increased in 2012 primarily due to increased sales volume of North American operations and increased selling prices, which, in aggregate, increased sales by approximately five percent compared to 2011. Lower sales volume of international operations decreased sales in this segment by one percent from 2011. A stronger U.S. dollar decreased sales by three percent in 2012 compared to 2011.

Net sales in this segment increased in 2011 primarily due to increased selling prices, which increased sales by approximately three percent compared to 2010. Sales were also positively affected by increased sales volume in North America and International, which, in aggregate, increased sales by approximately three percent compared to 2010. A weaker U.S. dollar increased sales by two percent in 2011 compared to 2010.

Net sales in this segment in 2010 were positively affected by a more favorable product mix to North American retailers and wholesalers, increased selling prices, and sales of International operations. Such increases were partially offset by lower sales volume to North American retailers and wholesalers.

Operating Results

Operating margins in the Plumbing Products segment in 2012 were negatively affected by lower sales volume and a less favorable product mix principally related to international operations. Such declines more than offset increased North American sales volume and a more favorable relationship between selling prices and commodity costs.

Operating margins in this segment in 2011 were negatively affected by a less favorable relationship between selling prices and commodity costs, a less favorable product mix and increased expenses related to growth initiatives which offset the benefits associated with business rationalizations and other cost savings initiatives.

Operating margins in this segment in 2010 were positively affected by a more favorable product mix and the positive relationship between selling prices and commodity costs and the benefits associated with business rationalizations and other cost savings initiatives.

Installation and Other Services

Sales

Net sales in the Installation and Other Services segment increased in 2012 primarily due to increased sales volume related to a higher level of activity in the new home construction market and increased commercial sales.

Net sales in this segment increased in 2011 primarily due to increased distribution sales, increased selling prices and increased retrofit and commercial sales. Such increases were partially offset by lower sales volume of installed products related to a continued decline in the new home construction market, the downward trend in the size and content of new houses in early 2011 and the increased multi-family construction; we gained share in single-family construction.

Net sales in this segment decreased in 2010 primarily due to lower sales volume related to reduced share in the new home construction market. Sales in this segment were also negatively affected by a downward trend in the size and content of new houses being constructed by our builder customers.

Operating Results

Operating margins in the Installation and Other Services segment in 2012 were positively affected by increased sales volume and the related absorption of fixed costs, as well as the benefits associated with business rationalizations and other cost savings initiatives.

Operating margins in the Installation and Other Services segment in 2011 were positively affected by increased sales volume, the benefits associated with business rationalizations and other cost savings initiatives and a more favorable relationship between selling prices and commodity costs.

Operating margins in this segment in 2010 were negatively affected by lower sales volume in the new home construction market and the related under-absorption of fixed costs, as well as a less favorable relationship between selling prices and commodity costs. Such declines were partially offset by the benefits associated with business rationalization and other cost savings initiatives and lower system implementation costs in 2010.

Decorative Architectural Products

Sales

Net sales of Decorative Architectural Products increased in 2012, primarily due to increased selling prices of paints and stains, as well as increased sales volume of paints and stains and builders’ hardware.

Net sales in this segment decreased in 2011, primarily due to lower sales volume of paints and stains and builders’ hardware. Such declines in 2011 were partially offset by increased selling prices of paints and stains.

Net sales in this segment in 2010 were negatively affected by lower sales volume of builders’ hardware and lower selling prices of paints and stains, partially offset by a more favorable product mix of paints and stains, related to new product introductions.

Operating Results

Operating margins in the Decorative Architectural Products segment in 2012 reflect a more favorable product mix, a more favorable relationship between selling prices and commodity costs related to paints and stains and lower program costs related to builders’ hardware.

Operating margins in this segment in 2011 were negatively affected by a less favorable relationship between selling prices and commodity costs related to paints and stains and increased expenses related to growth initiatives. This segment was also negatively affected by increased business rationalization expenses related to the exit of a builders’ hardware product line.

Operating margins in this segment in 2010 were negatively affected by a less favorable relationship between selling prices and commodity costs related to paints and stains, as well as lower sales volume of builders’ hardware. Such declines more than offset the benefit of a more favorable product mix of paints and stains, related to new product introductions.

Other Specialty Products

Sales

Net sales of Other Specialty Products were flat in 2012 primarily due to increased sales volume of windows in Western markets in the U.S., a more favorable product mix and increased selling prices which were offset by lower sales volume of North American windows resulting from the exit of certain markets.

Net sales in this segment decreased in 2011 primarily due to lower sales volume of windows in North America (due to the expiration of the energy tax credit in 2010) and the U.K., partially offset by increased selling prices and increased sales related to new product introductions and geographic expansion. A weaker U.S. dollar increased sales in this segment by one percent compared to 2010.

Net sales in this segment increased in 2010 primarily due to increased sales volume of windows in North America, principally related to the energy-savings tax credit which expired at the end of 2010, and increased sales volume of staple gun tackers and other fastening tools.

Operating Results

Operating results in the Other Specialty Products segment in 2012 were positively affected by the benefits associated with business rationalizations and other cost savings initiatives, lower business rationalization costs and a more favorable relationship between selling prices and commodity costs. These items more than offset the increased warranty expense of $12 million.

Operating margins in this segment in 2011 were negatively affected by increased business rationalization expenses, lower sales volume and increased product launch and geographic expansion costs. Such decreases offset a more favorable relationship between selling prices and commodity costs and the benefits associated with business rationalizations and other cost savings initiatives.

Operating margins in this segment in 2010 reflect the negative effect of a less favorable relationship between selling prices and commodity costs and a less favorable windows product mix. Such declines offset the benefits associated with business rationalizations and other cost savings initiatives.

Geographic Area Results Discussion

North America

Sales

North American net sales in 2012 were positively impacted by increased sales volume of installation and other services, plumbing products, paints and stains, builders’ hardware and windows, which, in the aggregate, increased sales by approximately four percent compared to 2011. Net sales were also positively affected by increased selling prices of plumbing products and paints and stains, which increased sales by approximately three percent compared to 2011.

North American net sales in 2011 were negatively impacted by lower sales volume of cabinets, including the planned exit of certain product lines, paints and stains, builders’ hardware and windows, which, in the aggregate, decreased sales by approximately six percent compared to 2010. Such declines were partially offset by increased selling prices of plumbing products and paints and stains, which increased sales by approximately three percent compared to 2010.

North American net sales in 2010 were negatively impacted by lower sales volume of installation and other services, cabinets, plumbing products, and builders’ hardware, partially offset by a more favorable product mix of plumbing products and paints and stains, which increased sales by approximately one percent compared to 2009.

Operating Results

Operating margins from North American operations in 2012 were positively affected by a more favorable relationship between selling prices and commodity costs, lower business rationalization expenses and the benefits associated with business rationalization and other cost savings initiatives which, in aggregate, increased operating margins by three percentage points.

Operating margins from North American operations in 2011 were positively affected by lower business rationalization expenses and the benefits associated with business rationalization and other cost savings initiatives, which increased operating margins by two percentage points. Such increases offset the negative impact of lower sales volume and the related under-absorption of fixed costs and a less favorable relationship between selling prices and commodity costs which, in the aggregate, decreased operating profit margins by one percentage point in 2011 compared to 2010.

Operating margins from North American operations in 2010 were negatively affected by lower sales volume and the related under-absorption of fixed costs and a less favorable relationship between selling prices and commodity costs, which decreased operating profit margins by two percentage points in 2010 compared to 2009. Operating margins were also negatively affected by increased business rationalization costs and charges in 2010 compared to 2009.

International, Principally Europe

Sales

Net sales from international operations in 2012 increased three percent in local currencies compared to 2011, primarily due to increased selling prices, partially offset by lower sales volume of plumbing products, cabinets and windows. A stronger U.S. dollar decreased International net sales by seven percent in 2012 compared to 2011.

Net sales from international operations increased in local currencies in 2011 by approximately four percent compared to 2010, primarily due to increased sales volume and increased selling prices of International plumbing products, offset by lower sales volume of International cabinets. A weaker U.S. dollar increased International net sales by six percent in 2011 compared to 2010.

Net sales from international operations increased in local currencies in 2010, primarily due to increased sales volume and increased selling prices of International plumbing products and windows, offset by lower sales volume of International cabinets.

Operating Results

Operating profit margins from international operations in 2012 were negatively affected by a less favorable product mix, partially offset by a more favorable relationship between selling prices and commodity costs, primarily related to international plumbing products, the benefits associated with business rationalizations and other cost savings initiatives.

Operating profit margins from international operations in 2011 were negatively affected by a less favorable product mix and a less favorable relationship between selling prices and commodity costs, offset by the benefits associated with business rationalizations and other cost savings initiatives.

Operating profit margins from international operations in 2010 were negatively affected by a less favorable product mix, partially offset by the benefits associated with business rationalizations and other cost savings initiatives.

Other Matters

Commitments and Contingencies

Litigation

Information regarding our legal proceedings is set forth in Note T to the consolidated financial statements, which is incorporated herein by reference.

Other Commitments

With respect to our investments in private equity funds, we had, at December 31, 2012, commitments to contribute up to $19 million of additional capital to such funds, representing our aggregate capital commitment to such funds less capital contributions made to date. We are contractually obligated to make additional capital contributions to these private equity funds upon receipt of a capital call from the private equity fund. We have no control over when or if the capital calls will occur. Capital calls are funded in cash and generally result in an increase in the carrying value of our investment in the private equity fund when paid.

We enter into contracts, which include reasonable and customary indemnifications that are standard for the industries in which we operate. Such indemnifications include claims made against builders by homeowners for issues relating to our products and workmanship. In conjunction with divestitures and other transactions, we occasionally provide reasonable and customary indemnifications relating to various items, including: the enforceability of trademarks; legal and environmental issues; and provisions for sales returns. We have never had to pay a material amount related to these indemnifications, and we evaluate the probability that amounts may be incurred and we appropriately record an estimated liability when probable.

Contractual Obligations

The following table provides payment obligations related to current contracts at December 31, 2012, in millions:

	Payments Due by Period
	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years	Other(D)	Total
Debt (A)	$206	$1,503	$416	$1,503	$—	$3,628
Interest (A)	221	585	217	628	—	1,651
Operating leases	90	91	27	48	—	256
Currently payable income taxes	27	—	—	—	—	27
Private equity funds (B)	10	9	—	—	—	19
Purchase commitments (C)	256	10	—	—	—	266
Uncertain tax positions, including interest and penalties (D)	1	—	—	—	67	68

Total	$811	$2,198	$660	$2,179	$67	$5,915

(A)	We assumed that all debt would be held to maturity.
(B)	There is no schedule for the capital commitments to the private equity funds; such allocation was estimated.
(C)	Excludes contracts that do not require volume commitments and open or pending purchase orders.
(D)	Due to the high degree of uncertainty regarding the timing of future cash outflows associated with uncertain tax positions, we are unable to make a reasonable estimate for the period beyond the next year in which cash settlements may occur with applicable tax authorities.

Refer to Footnote M of our financial statements for defined-benefit plan obligations.

Recently Issued Accounting Pronouncements. On January 1, 2012, we adopted new accounting guidance requiring more prominent presentation of other comprehensive income items in our consolidated financial statements. The adoption of this new guidance did not have an impact on our financial position or our results of operations.

Item 7A. Quantitative and Qualitative Disclosures about Market Risk.

We have considered the provisions of accounting guidance regarding disclosure of accounting policies for derivative financial instruments and derivative commodity instruments, and disclosure of quantitative and qualitative information about market risk inherent in derivative financial instruments, other financial instruments and derivative commodity instruments.

We are exposed to the impact of changes in interest rates, foreign currency exchange rates and commodity costs in the normal course of business and to market price fluctuations related to our financial investments. We have involvement with derivative financial instruments and use such instruments to the extent necessary to manage exposure to foreign currency fluctuations and commodity fluctuations. See Note F to the consolidated financial statements for additional information regarding our derivative instruments.

At December 31, 2012, we performed sensitivity analyses to assess the potential loss in the fair values of market risk sensitive instruments resulting from a hypothetical change of 10 percent in foreign currency exchange rates, a 10 percent decline in the market value of our long-term investments, a 10 percent change in commodity costs, or a 10 percent change in interest rates. Based upon the analyses performed, such changes would not be expected to materially affect our consolidated financial position, results of operations or cash flows.